MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
INSIDER TRADING POLICY

January 17, 2024

Background

The board of directors of MACOM Technology Solutions Holdings, Inc. (the “Company”) has adopted this Insider Trading Policy for our directors, officers, employees and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and FINRA investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Company’s General Counsel at ambra.roth@macom.com.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include
(1)imprisonment for up to 20 years, (2) criminal fines of up to $5 million and (3) civil fines of up to three times the profit gained or loss avoided.

Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation.

The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company or its subsidiaries, this policy applies to you. The same restrictions that apply to you also apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person complies with this policy. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to “inside information.” Any such other persons will be notified by the office of the Company’s General Counsel. Further, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

This policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “controlled entities”), and transactions by controlled entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

Companies Covered. The prohibition on insider trading in this policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those firms with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities (such as put and call options and convertible debentures or preferred stock), and debt securities (such as debentures, bonds and notes).

Trading also may include or exclude certain transactions under Company plans, as follows:

Stock Option Exercises. The policy does not apply to the exercise of an employee stock option, or to the exercise of a withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements and/or the exercise price. The policy does apply, however, to any sale of Company stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted and Restricted Stock Units. The policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The policy does apply, however, to any market sale of shares acquired upon vesting of restricted stock or restricted stock units.

Rule 10b5-1 Plans. A “Rule 10b5-1 plan” provides a defense from insider trading liability by demonstrating that the purchase or sale in question was made pursuant to a binding contract, instruction or written plan, in accordance with the provisions outlined herein. You may not enter into, amend, suspend or terminate any Rule 10b5-1 plan except with the prior written approval of a compliance officer (as defined below). Once you establish a Rule 10b5-1 plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the Rule 10b5-1 plan.

Employee Stock Purchase Plan (ESPP). The policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The policy does apply to your election to participate in the plan, or an increase in your level of participation in the plan, and to your sales of Company stock purchased pursuant to the plan.

The policy does not apply to bona fide gifts of the Company’s securities, provided that you do not have reason to believe that the recipient intends to sell the Company’s securities while you are aware of material nonpublic information relating to the Company and, if you are a covered person (as defined below), you have complied with the requirements set forth below relating to pre-clearance procedures.

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or controlled entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy.

Pre-clearance Procedures. The following pre-clearance procedures apply to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”) and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company (collectively, “covered persons”). The names and positions of the covered persons subject to the pre-clearance procedures are listed on the attached Schedule I. The Company may from time to time designate other persons are subject to these procedures and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

Covered persons, together with their family members and other members of their household, as well as their controlled entities, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from either the Company’s Chief Executive Officer or General Counsel (each, a “compliance officer”). A request for pre-clearance should be submitted to a compliance officer at least two business days in advance of the proposed transaction. A compliance officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. The General Counsel has the sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer, and the Chief Executive Officer has the sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.

If, upon requesting pre-clearance, a covered person is advised that a transaction in the Company’s securities has been approved by the compliance officer, the covered person may enter into a transaction within two business days thereafter. If for any reason a transaction is not completed within the timeframe for which the pre-clearance is obtained, pre-clearance must be obtained again before a transaction may take place. Any person who has requested pre- clearance may not disclose the approval or denial of the request to any other person.

Even if you receive pre-clearance for a proposed transaction, for the avoidance of doubt, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Blackout Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, all directors and executive officers and certain employees, together with their family members and other members of their household, as well as their controlled entities, are subject to the following blackout procedures:

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning on the first day of the last calendar month of each fiscal quarter of the Company and ending after the end of the first full business day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing of a current report on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released to and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, executives and other employees. So long as the event remains material and nonpublic, the persons who are aware of the event, together with their family members and other members of their household, as well as their controlled entities, may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the compliance officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the compliance officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Exception for Approved Rule 10b5-1 Trading Plans. Transactions by covered persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A Rule 10b5-1 trading plan must be entered into at a time when you are not aware of material nonpublic information. Once the Rule 10b5-1 trading plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. You may only have one outstanding Rule 10b5-1 trading plan at any one time (subject to certain exceptions).

The Company requires that adoption, amendment, suspension or termination of all Rule 10b5-1 trading plans be approved in writing in advance by a compliance officer. Rule 10b5-1 trading plans generally may not be adopted during a blackout period and may only be adopted at a time when the person adopting the plan is not aware of material nonpublic information. All Rule 10b5-1 trading plans must have a “cooling off period,” the length of which will depend on the status of the covered person. For directors and executive officers, the applicable “cooling off period” is the later of (1) 90 days after adoption and (2) two business days following diclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. For all other covered persons, the applicable “cooling off period” is at least 30 days from the time the trading plan is executed to the time of the first trade pursuant to the plan. In the event a Rule 10b5-1 trading plan is later amended, the amendment must provide for a new “cooling off period” of the applicable length noted above from the time the trading plan amendment is executed to the first trade pursuant to the amended plan.

Definition of Material Nonpublic Information

Note that inside information has two important elements – materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. Common examples of material information are:

•Projections of future earnings or losses or other earnings guidance;
•Earnings that are inconsistent with consensus expectations of the investment community;
•Financial results of a completed period;
•Acquisition or termination of a significant customer relationship;
•A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
•A change in management or board of directors;
•Significant related party transactions;
•Major events regarding a company’s securities, including the declaration of a dividend, stock split or the offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•Severe financial liquidity problems;
•Actual or threatened major litigation, the resolution of such litigation, criminal indictments or government investigations;
•New major contracts, orders, suppliers, customers or finance sources or the loss thereof;
•Development of a significant new product, process or service;
•Expansion or curtailment of significant operations; and

•Cybersecurity incidents that materially affect a company’s products, services, relationships or competitive conditions.

Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released broadly to the marketplace. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short-Term Trading. Short-term trading of the Company’s securities may be distracting to the person engaging in such trades and may unduly focus such person on the Company’s short- term performance instead of the Company’s long-term objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, any director or executive officer of the Company who purchases Company securities may not sell any Company securities of the same class during the six months following the purchase (or vice versa).

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned by you), including a “sale against the box” (a sale with delayed delivery). Short sales arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Standing Orders. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading and violation of this policy by you. You should avoid placing standing orders and place day orders only.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities by this policy, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in any hedging or monetization transactions.

Post-Termination Transactions

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the

Company and its management. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including but not limited to family members, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. You also may not discuss the Company or its business on social media. It is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please consult the Company’s corporate communications policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause. Any action on the part of the Company, the General Counsel or any other employee or director (pursuant to this policy or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Company Assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s General Counsel at ambra.roth@macom.com. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Modifications; Waivers

The Company reserves the right to amend or modify this policy, and the trading policies and procedures set forth herein, at any time. Waiver of any provision of this policy in a specific instance may be authorized in writing by the General Counsel, or her designee.

Certification

All employees must certify their understanding of, and intent to comply with, this policy. A copy of the certification that employees must sign is enclosed with this policy.

This policy is dated January 17, 2024.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. INSIDER TRADING POLICY
CERTIFICATION

To MACOM Technology Solutions Holdings, Inc.:

I,     , have received and read a copy of the MACOM Technology Solutions Holdings, Inc. Insider Trading Policy dated January 17, 2024. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with MACOM Technology Solutions Holdings, Inc. or any of its subsidiaries. I understand that my failure to comply in all respects with the policy is a basis for termination for cause of my employment or other service relationship with MACOM Technology Solutions Holdings, Inc.

(Signature)

(Date)

Schedule I Covered Persons Attached